Exhibit 3.1

ARTICLES OF AMENDMENT
OF
PRIMIS FINANCIAL CORP.

The undersigned corporation, pursuant to Title 13.1. Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

1.             The corporation hereby amends its Articles of Incorporation as follows:

RESOLVED, that the Articles of Incorporation shall be amended by Article 8.A. in its entirety and inserting a new Article 8.A. as follows:

Until the 2026 annual meeting of stockholders, the Board of Directors of the Corporation shall be divided into three classes, a first class, second class and third class, as nearly as equal in number as possible. Beginning with the 2026 annual meeting of stockholders, the foregoing classification of directors shall cease and each director, regardless of when elected, shall stand for election for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

2.             The forgoing amendment was adopted by the Board of Directors of the Corporation on April 24, 2025 and by the shareholders of the Corporation on June 26, 2025.

3.             The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and:

(a)               The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment(s) were:

Designation	Number of outstanding shares	Number of votes
Common Stock	24,722,734	21,611,844

(b)               The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	18,857,938	55,856

(c)               And the number cast FOR the amendment by each voting group was sufficient for approval by that voting group.

4.             The amendment shall become effective on July 2, 2025 at 11:59 P.M. Eastern Time.

IN WITNESS WHEREOF, Primis Financial Corp. has caused these Articles of Amendment to be executed by a duly authorized officer this 2nd day of July, 2025.

PRIMIS FINANCIAL CORP.

By:	/s/ Matthew A. Switzer
Name:	Matthew A. Switzer
Title:	Chief Financial Officer

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